NOTICE TO SHAREHOLDERS

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR EACH FUND. The individuals listed in the tables below were elected as trustees for each fund. All trustees served as trustees to the funds prior to the shareholder meeting.

    PRIME MONEY MARKET FUND, FEDERAL MONEY MARKET FUND*
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    TRUSTEE                      FOR               WITHHELD       PERCENTAGE FOR
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    John J. Brennan              32,069,217,093    732,621,112    97.8%
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    Charles D. Ellis             32,057,792,148    744,046,058    97.7
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    Rajiv L. Gupta               31,952,746,345    849,091,860    97.4
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    JoAnn Heffernan Heisen       32,056,164,112    745,674,093    97.7
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    Burton G. Malkiel            31,989,887,824    811,950,382    97.5
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    Alfred M. Rankin, Jr.        32,096,065,793    705,772,412    97.8
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    J. Lawrence Wilson           32,015,839,994    785,998,212    97.6
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    *Results are for all funds within the same trust.

o CHANGE EACH FUND'S POLICY ON INVESTING IN OTHER MUTUAL FUNDS. This change enables each fund to invest its cash reserves in specially created money market funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the funds to achieve greater diversification and to earn modestly higher returns on their cash reserves. The funds will need Securities and Exchange Commission approval before implementing this new cash management program.

    ---------------------------------------------------------------------------------------------------------------
                                                                                     BROKER
    VANGUARD FUND               FOR                 AGAINST           ABSTAIN        NON-VOTES      PERCENTAGE FOR
    ---------------------------------------------------------------------------------------------------------------
    Prime Money Market          25,899,804,647      1,756,656,475     983,677,414    174,334,696    89.9%
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    Federal Money Market        3,378,899,480       428,234,250       149,480,668    30,750,575     84.7
    ---------------------------------------------------------------------------------------------------------------

o CHANGE THE PRIME MONEY MARKET FUND'S INDUSTRY CONCENTRATION POLICY. Under the fund's new industry concentration policy, the fund will invest more than 25% of its assets in companies in the financial services industry in order to take better advantage of available money market opportunities.

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                                                       BROKER         PERCENTAGE
    FOR               AGAINST           ABSTAIN        NON-VOTES      FOR
    ----------------------------------------------------------------------------
    25,567,225,212    2,012,156,045     1,060,757,278  174,334,696    88.7%
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